Exhibit 10.7

[Translation of Chinese original]

Equipment Leasing Agreement

This agreement is entered into by the following parties on June 7, 2004 in Beijing, the People’s Republic of China (the “PRC”):

Lessee:	Beijing Novel-Tongfang Digital TV Technology Co., Ltd., (“Party A”), a limited liability company duly incorporated and validly existing under the PRC laws, whose registered office is at Jingmeng Hi-Tech Building B, Room 402, No.5, Shangdi East Road, Haidian District, Beijing and its legal representative is Jianhua Zhu;

Lessor:	Beijing Super TV Co., Ltd., a wholly foreign owned enterprise duly incorporated and validly existing under the PRC laws, whose registered office is at Jingmeng Hi-Tech Building B, 4/F, Room 406, No.5, Shangdi East Road, Haidian District, Beijing and its legal representative is Jianhua Zhu;

Whereas, Party A intends to lease from Party B certain equipment related to digital TV businesses and pay Party B the lease fees, while Party B agrees to lease such equipment to Party A.

NOW THEREFORE, both Parties hereto reach agreements as follows:

Article 1 Relevant Equipment

1.	Party A agrees to lease from Party B certain equipment related to digital TV businesses pursuant to the terms and conditions hereunder (the “Relevant Equipment”); and Party B agrees to lease such Relevant equipment to Party A pursuant to the terms and conditions hereunder.

2.	The lease term of the Relevant Equipment shall be ten years (the “Lease Term”) starting from the effective day of this Agreement. Both Parties agree that this Agreement may be renewed one month prior to the expiration of the Lease Term and that the renewed terms and conditions thereof shall not have material changes.

3.	Usage of the Relevant Equipment: Digital TV business operations.

Article 2 Payment of the Lease Fees

1.	The lease fees for the Relevant Equipment (the “Lease Fees”) shall be determined by a separate agreement between Party A and Party B on the basis of fair market values. The Lease Fees shall be paid monthly and shall be accounted by days in the first month and last month of the Lease Term.

2.	The Lease Fees shall includes all related taxes.

Article 3 Each Party’s Obligations

1.	Party B warrants that the Relevant Equipment provided for Party A is owned by it and can be lawfully leased and that Party B has obtained all the consents, approvals and/or permits necessary for the lease of the Relevant Equipment and shall complete the necessary registration procedures for such lease. Party B shall ensure Party A’s legitimate use of the Relevant Equipment will not infringe on any third party’s legitimate rights.

2.	After delivering the Relevant Equipment to Party A, Party B shall install and configure the leased equipment with no charge to make them properly connected to Party A’s other equipment or systems and function well. Party B shall be responsible for periodical maintenance, checkups and repairs of the Relevant Equipment. If any damages or malfunctions on the Relevant Equipment are attributable to Party A, Party B shall be notified promptly and the technicians sent by Party B shall carry out maintenance and repair, and the related fees shall be paid by Party A to Party B at the current market prices.

3.	Party A shall pay the Lease Fees to Party B pursuant to Article 2 hereof.

4.	Party A may not use all or part of the Relevant Equipment for any other purposes nor sublease to any third parties without Party B’s prior written consent.

Article 4 Representations and Covenants

Party A and Party B make the following representations and covenants to each other:

1.	It is duly incorporated and validly existing under the PRC law and has all necessary powers and authorities to:

(1)	operate business as described in its business license and articles of association; and

(2)	execute, deliver and perform this Agreement.

2.	It has taken all required actions to obtain all consents, approvals, authorities and permits (unless set forth expressively otherwise herein) necessary for the execution, delivery and performance of this Agreement, so as to enable it to execute, deliver and perform this Agreement. If the other Party has the right to execute, deliver and perform this Agreement and this Agreement is enforceable to the other Party pursuant to the terms and conditions hereunder, this Agreement shall constitute a lawful, valid and binding obligation to it pursuant to the terms and conditions hereunder. In addition, the execution, delivery and performance of this Agreement shall not conflict with any of the following:

(1)	its Articles of Association;

(2)	its commitments under any other agreements; or

(3)	any of the PRC current laws.

3.	Party A also warrants to Party B that it has all powers and authorities to receive the lease of the Relevant Equipment and operate them.

4.	Party B also warrants to Party A that it has all powers and authorities to own and lease Relevant Equipment.

Article 5 Effectiveness and Termination of this Agreement

1.	This agreement shall come into force on the execution day and shall continue to be effective until the termination pursuant to the following clause.

2.	This Agreement shall be terminated if:

(1)	The Lease Term expires;

(2)	Both Parties agree in writing to terminate it;

(3)	Where one Party violates this agreement or any provisions hereof and fails to make remedies within thirty business days after receiving a written notice of violation from the non-default Party, thus this Agreement shall terminate after such thirty business days; or

(4)	The other Party goes bankrupt, or is in the process of liquidation, or suspends its operations or is deemed by court or other authorities as insolvent.

Article 6 Force Majeure

1.	If any Party’s failure or delay in performing its obligations hereunder is due to any force majeure, it shall not assume the related liabilities.

2.	For the purpose of this Agreement, force majeure means:

(1)	any earthquakes, natural disasters, fires or other catastrophic events;

(2)	any wars or political riots; or

(3)	any other events not attributible to any Party and cannot be forecasted by the time when this Agreement is made, and that the occurrence are unavoidable and the consequences are insurmountable.

3.	After any force majeure occurs, the affected Party shall, if possible, promptly notify the other Party of the related information within five business days. Where any Party becomes unable to perform this Agreement due to any force majeure but fails to notify the other Party of such force majeure as required, it shall indemnify the other Party for any related damages.

4.	After the force majeure is over, the affected party who fails to perform this agreement shall make its best efforts to resume performing its obligations hereunder.

Article 7 Governing Laws and Settlement of Disputes

1.	The conclusion, effectiveness, interpretation and performance of this Agreement as well as the settlement of disputes shall be governed by the PRC law.

2.	Consultations. If there are disputes arising from the interpretation or implementation of this Agreement, both Parties shall, after one Party notifies the other Party of the disputing event, settle them by consultations at first on the basis of that keeping them confidential and not damaging both Parties’ original rights and obligations. If the dispute cannot be solved within thirty days upon notification or a longer period agreed by both Parties in writing, it shall be settled pursuant to Clauses 3 and 4 of this Article hereof.

3.	Arbitration Rules. Any dispute arising hereof or related hereto, including the existence, effectiveness or termination hereof shall be submitted to arbitration in Beijing. The dispute shall be arbitrated before China International Economic and Trade Arbitration Committee (hereinafter referred to as “CIETAC”) in accordance with its arbitration rules then effective, and the arbitration award is final and exclusive.

4.	Procedures. In addition to CIETAC arbitration rules, the arbitration shall be proceeded as follows:

(1)	The arbitral tribunal shall have three arbitrators. Each Party appoints one arbitrator, and the third arbitrator shall be appointed jointly by both Parties. If both Parties cannot reach a consensus on the appointment of the third arbitrator, it shall be appointed by CIETAC and act as the presiding arbitrator of the arbitral tribunal.

(2)	The arbitration award is final and binding upon both Parties.

(3)	Unless otherwise stated in the arbitration award, the arbitration fees shall be borne by the losing party in accordance with CIETAC arbitration rules then effective.

(4)	In the course of arbitration, both Parties shall continue to perform their respective obligations hereunder (except for those obligations subject to arbitration).

Article 8 Notice

Any notices under this Agreement shall be made in writing and be delivered by registered mail, courier, DHL or similar express delivery companies, fax, telegraph, e-mail or other electronic communications. A notice shall be deemed to be delivered when arriving at recipients’ registered addresses. If delivered by registered mail, the receipt date on the mailing return is the date of arrival; if delivered by DHL or similar express companies, the date confirmed formally is the date of arrival; if delivered by fax, when the confirmation information is received from the fax machine, the delivery is deemed to be done; and if delivered by telegraph or e-mail, the next Business Day following delivery is the date of arrival.

Article 9 Miscellaneous

1.	This agreement is the sole agreement between both Parties in respect of the subject matter contemplated herein. It shall supersede all prior agreements in respect of such subject matter. Without both Parties’ written consent, this Agreement shall not be amended.

2.	Without the other Party’s prior written consent, no Party shall transfer this Agreement or any of its rights, interests, liabilities and obligations hereunder.

3.	The representations and covenants made herein by each Party shall become effective after this Agreement is executed and continue to be effective after it is terminated (unless set forth expressively otherwise in other written agreements between both Parties).

4.	This agreement is written in Chinese with two original copies. Each party holds one copy. Each copy has the equal legal effects.

In witness whereof, the Parties hereto have their authorized representatives execute this Agreement on date and place indicated at the Preamble hereof

Party A: Novel-Tongfang Information Engineering Co., Ltd.
Legal/Authorized Representative:	/s/ Dong Li

Party B: Beijing Super TV Co., Ltd.
Legal/Authorized Representative:	/s/ Zengxiang Lu